Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners’ Sponsor
Leases Large Tract of Coal Reserves
HOUSTON, November 13, 2009 — Natural Resource Partners L.P. (NYSE:NRP) announced today that Great Northern Properties Limited Partnership (GNP), a private landowner and one of the original sponsors of Natural Resource Partners, has signed a coal lease with Ark Land Company, a subsidiary of Arch Coal, Inc. (NYSE:ACI) on the Otter Creek Tracts located in southeastern Montana. The coal lease grants Arch the right to mine approximately 9,600 acres of GNP-owned minerals that encompass approximately 731 million tons of high-quality sub-bituminous reserves.
“The leasing of this large tract of reserves by Great Northern Properties will present NRP a significant growth opportunity within the next ten years,” said Corbin J. Robertson, Jr., Chairman and CEO of Natural Resource Partners. “At the time of the formation of the Natural Resource Partners, we put an agreement in place that would grant NRP the opportunity to acquire up to 20 billion tons of coal reserves. In 2007, NRP was able to purchase the Mettiki reserves in Northern West Virginia from Western Pocahontas Properties, another original sponsor, under the same agreement, and the coal lease between Great Northern and Arch puts another large block of reserves in line for a similar acquisition.”
These reserves are a portion of the approximately 20 billion tons of coal reserves owned by Great Northern Properties in Montana and North Dakota. The reserves are subject to an agreement between GNP and NRP that states that the reserves must be offered to NRP at the time that the reserves exceed a value of $10 million. Due to the long time frame for the reserves to be developed, anticipated being between five and ten years, Natural Resource Partners has decided that it is in its best interest to temporarily waive its rights under that agreement. The waiver agreement will defer the offering of these reserves to NRP until such time as the operations on these reserves reach a significant production level. The agreement was reviewed and approved by the Conflicts Committee of NRP’s Board of Directors.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United

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States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia, Texas and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the development time for the Otter Creek reserves and the timeframe in which NRP would potentially purchase these reserves. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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